Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH NOT MATERIAL AND ARE THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL AND HAS BEEN MARKED WITH “[***]” TO INDICATE WHERE OMISSIONS HAVE BEEN MADE.

LIMITED LIABILITY COMPANY AGREEMENT

OF

WORLD MOBILE LLC

This LIMITED LIABILITY COMPANY AGREEMENT of World Mobile LLC, a Delaware limited liability company (the “Company”), effective as of April 21, 2025 (this “Agreement”), is entered into by and among each of the Persons (as hereinafter defined) from time to time party hereto, as Members (as hereinafter defined), and is acknowledged by the Company.

RECITALS

WHEREAS, the Members intend to file documents with the Delaware Secretary of State to form World Mobile LLC, a Delaware limited liability company;

WHEREAS, upon formation, Cuentas shall assign all of its rights, title, and interest in the Cuentas MNVO, as defined below, and shall operate under the registered name “World Mobile”;

WHEREAS, the Members wish to enter into this Agreement to govern the company’s management and operations from and after the effective date of formation;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valuable consideration, the parties agree as follows:

ARTICLE I – DEFINITIONS

1.01 Definitions. The following terms used in this Agreement shall have the following meanings:

“Act” means the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.) (as amended from time to time.

“Affiliate” means any Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question.

“Capital Account” means the capital account maintained for each Member by Treasury Regulations Section 1.704-1(b)(2)(iv) and other applicable provisions of the Treasury Regulations.

“Capital Contribution” means any contribution to the Company’s capital in cash or property by a Member.

“Code” means the Internal Revenue Code of 1986, as amended.

“Cuentas” means Cuentas, Inc., a Florida corporation, with its principal offices at 235 Lincoln Road, Suite 210, Miami Beach, Florida 33139.

“Cuentas MVNO” shall mean the entire Mobile Virtual Network Operator (MVNO) business line currently operated or held by Cuentas Inc., including, without limitation:

(1) All rights, benefits, and obligations under the MVNO Agreement with UVNV, Inc. (“Plum”), including any amendments, service schedules, pricing appendices, and network access rights;

(2) All customer-related contracts, user data, marketing consents, subscriber records, service histories, SIM card inventories, and any customer agreements, whether active or dormant, associated with the MVNO;

(3) All trademarks, service marks, domain names, trade dress, brand assets, logos, and trade names associated with the MVNO service as operated by Cuentas, excluding the general Cuentas corporate brand if so designated;

(4) All software, platforms, portals, back-office systems, APIs, and any proprietary or third-party software licenses used in provisioning, billing, activating, or supporting the MVNO service;

(5) All vendor contracts, including contracts for SIM card procurement, fulfillment, customer care, billing services, and any outsourced operations or software vendors directly supporting the MVNO;

(6) All regulatory filings, permits, approvals, and licenses, including FCC and state-level registrations required to operate as an MVNO in the United States;

(7) All technical documentation, business plans, marketing materials, standard operating procedures, customer onboarding materials, and internal playbooks relating to the MVNO operation;

(8) All intellectual property and intangible rights owned, licensed, or used by Cuentas that are reasonably necessary to operate the MVNO, including know-how, trade secrets, configurations, and customer support workflows;

(9) All accounts, receivables, prepaid expenses, deposits, or accrued rights relating to the MVNO, and all proceeds thereof, except as excluded by mutual agreement;

(10) The right to operate and market the MVNO under the “World Mobile” DBA as agreed under the terms of this Agreement, including any co-branding or dual-branding permissions mutually agreed upon.

Collectively, the Cuentas MVNO shall constitute the contributed business assets of Cuentas Inc. to World Mobile LLC and shall be owned, operated, or licensed to the joint venture entity by the terms of this Agreement and any related contribution or asset transfer agreements.

“Effective Date” means the date the last party signed below.

“Fiscal Year” means the Company’s fiscal year, which shall be the calendar year.

“Managing Member” means the Person designated to manage the Company’s day-to-day operations under Article IV of this Agreement.

“WMG” means World Mobile Group Ltd., a UK corporation with address: 29 Holywell Row, London EC2A 4JB, UK.

“Person” means any individual, corporation, partnership, limited liability company, or entity.

ARTICLE II – FORMATION AND NAME

2.01 Formation. The Company was formed by the filing of the Certificate of Formation with the Secretary of State of the State of Delaware on April 21, 2025. The rights and liabilities of the Members will be determined pursuant to the Act and this Agreement. To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement, to the extent permitted by the Act, will control.

2.02 Name. The name of the Company is “World Mobile LLC.” The business may be conducted under that name or, upon compliance with applicable laws, any other name that the Managing Member deems appropriate or advisable. The Company will file, or will cause to be filed, any fictitious name certificates and similar filings, and any amendments thereto, that the Company considers appropriate or advisable.

2.03. Principal Offices. The principal place of business of the Company shall be located at [***] or such other place as the Managing Member may determine from time to time, and the Company shall have other regional offices and operations as the Managing Member may determine from time to time.

2.04. Registered Office/Agent. The registered office required to be maintained by the Company in the State of Delaware pursuant to the Act is c/o Registered Agent Solutions, Inc., located at 838 Walker Road, Suite 21-2, City of Dover, County of Kent, 19904. The Company may, upon compliance with the applicable provisions of the Act, change its registered office or registered agent from time to time in the discretion of the Managing Member.

2.05. Term. The term of the Company will continue until the Company is dissolved as hereinafter provided. The existence of the Company as a separate legal entity will continue until cancellation of the Certificate of Formation as provided in the Act.

2.06. Purpose and Powers of the Company. The purpose of the Company is to engage in any lawful business, purpose or activity for which limited liability companies may be formed under the Act. The Company will have the power to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of such purposes, and for the protection of its business.

2.07. Foreign Qualification. Prior to the Company doing business in any jurisdiction other than the State of Delaware, the Managing Member will cause the Company to comply with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction if the nature of its business makes such qualification necessary. At the request of the Managing Member, each Member will execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue, and terminate the Company as a foreign limited liability company in all jurisdictions in which the Company may conduct business.

ARTICLE III – MEMBERSHIP AND CAPITAL CONTRIBUTIONS

3.01 Members. The Members of the Company are (i) Cuentas and (ii) WMG, with membership interests and capital contributions as set forth on Schedule A – Membership Interests.

3.02 Contributions.

(a) Cuentas shall contribute the Cuentas MVNO business, including the PLUM contract, all associated intellectual property rights (including but not limited to trademarks, patents, copyrights, trade secrets, and know-how), customer contracts and relationships, and related business assets. Any improvements, derivatives, or modifications to these contributed assets shall belong exclusively to the Company.

(b) WMG shall contribute $300,000 (payable to Cuentas in exchange for one-half of the value of the Cuentas MVNO to be assigned to the Company from Cuentas).

3.03 Valuation. The Members stipulate that the fair market value of the Cuentas MVO is approximately $600,000.

3.04 Admission of New Members. The Company may admit one or more additional members to the Company with the consent of all the existing members. Such consent may be given in writing or by any other means permitted by the Act or this Agreement. Any person or entity admitted as a new member shall execute and deliver to the Company a counterpart of this Agreement or a joinder agreement in a form satisfactory to the Company, and shall make such capital contribution, if any, as may be agreed upon by the existing members and the new member. Upon the admission of a new member, the new member shall have all the rights, powers, duties, obligations, and liabilities of a member under this Agreement and the Act, and the existing members shall adjust their respective percentage interests in the Company accordingly. Notwithstanding the foregoing, in the event of such dilution of ownership interest, WMG’s rights shall remain the same.

ARTICLE IV – MANAGEMENT AND VOTING

4.01 Managing Member. Within ten (10) days of this Agreement’s execution, WMG shall designate a WMG executive to serve as the Managing Member, subject to Cuentas’ written approval, which shall not be unreasonably withheld. The Managing Member is to be responsible for the Company’s day-to-day operations.

4.02 Duties of the Managing Member. The Company shall be managed by a single Managing Member, who shall have the full and exclusive power and authority to conduct, direct, and exercise control over the management and affairs of the Company, including related to the PLUM contract, subject to the terms and conditions of this Agreement and applicable law. The Managing Member shall act in good faith and in the best interests of the Company and the Members and shall not engage in any act that is contrary to the purpose or objectives of the Company. The Managing Member shall have the right to delegate any of his or her powers and duties to any officer, employee, agent, or contractor of the Company, as he or she may deem appropriate, provided that such delegation does not relieve the Managing Member of his or her ultimate responsibility and accountability for the Company’s performance and compliance.

4.03 Major Decision Rights. Notwithstanding Section 4.02, the following actions require the prior written consent of Members constituting a Super-Majority (66 and 2/3% of the Membership Interests), which consent shall not be unreasonably withheld and shall be provided or denied within ten (10) business days of request (failure to respond within such period shall be deemed a denial):

(a) Issuing equity that could materially affect the Company’s relationship with PLUM.

(b) Mergers, acquisitions, or dissolution if the aggregate gross proceeds to the Company for such transaction is less than $20 million.

(c) Disposition, exclusive lease or license of Company assets if the aggregate gross proceeds to the Company for such transaction is less than $20 million.

(d) Any change to the allocation and distribution of profits and losses or tax treatment of the Company as provided in this Agreement.

The Managing Member shall promptly notify the other Member of any proposed action that requires the other Member’s consent under this section and shall provide the other Member with all relevant information and documents related to such action. The other Member shall respond to the Managing Member’s request for consent within 10 business days, or such shorter period as may be reasonably required by the circumstances, and shall state the reasons for granting or denying consent. If the other Member fails to respond within the applicable period, the other Member shall be deemed to have consented to the proposed action. Any dispute arising from or relating to this section shall be resolved in accordance with the dispute resolution provisions of this Agreement.

4.04 Bank Account Authorization. The Managing Member shall have the sole authority to open, maintain, and close any bank accounts in the name of the Company, and to designate the signatories and authorized persons for such accounts. No other Member or person shall have any right or power to open, maintain, or close any bank account in the name of the Company, or to sign, endorse, or otherwise deal with any checks, drafts, notes, or other instruments or orders for the payment of money drawn on or payable from any such account, without the prior written consent of the Managing Member.

ARTICLE V – ALLOCATIONS AND DISTRIBUTIONS

5.01 Profits and Losses. Net income and loss, including any specially allocated items and tax credits, shall be allocated 85% to WMG and 15% to Cuentas, subject to adjustments required by Section 704(c) of the Internal Revenue Code for contributed property, with allocations being made in compliance with Treasury Regulations Section 1.704-1(b), maintaining capital accounts under Treasury Regulations, and addressing any special allocations required for contributed property under Section 704(c) and other applicable tax regulations. Any modification to this allocation requires unanimous written consent from all Members, provided such changes shall be made under Section 704(b) of the Internal Revenue Code and the Treasury Regulations.

5.02 Distributions. Distributions of Available Cash (defined as cash available after reasonable reserves for working capital, debt service, and contingent liabilities as determined by the Managing Member) shall be made quarterly or as otherwise determined by the Managing Member, as follows: 85% to WMG and 15% to Cuentas, subject to applicable law and available cash flow.

5.03 Tax Distributions. Notwithstanding any other provision of this Agreement, the Company shall make distributions to the Members, in proportion to their respective profit percentages, in an amount sufficient to enable the Members to pay their estimated federal, state, and local income taxes attributable to their allocable share of the Company’s taxable income for each taxable year or period, as determined by the Managing Member in good faith. Such distributions shall be made no later than 15 days prior to the due date of the estimated tax payments for the Members, and shall be treated as advances against the distributions otherwise payable to the Members under this Agreement.

ARTICLE VI – TAXES AND RECORDS

6.01 Tax Status. To the extent permitted by the IRS Code, the Company shall be treated as a disregarded entity for U.S. federal income tax purposes. If the IRS ultimately disallows such treatment, then the Members shall mutually agree in writing within thirty (30) days on an alternative tax treatment that minimizes adverse tax consequences to both Members. Suppose the Members cannot reach an agreement within such a period. In that case, the matter shall be referred to a qualified independent tax advisor mutually selected by the Members, whose decision shall be binding.

6.02 Records and Reporting. The Company shall maintain complete financial and tax records under GAAP and applicable tax regulations, with all records being accessible electronically to Members in real-time through a secure portal or reporting system approved by both Members. The Company shall deliver to both Members: (i) unaudited quarterly financial statements within thirty (30) days after the end of each fiscal quarter, (ii) audited annual financial statements within ninety (90) days after the end of each fiscal year, and (iii) such other financial information as any Member may reasonably request. Each Member shall have the right, upon reasonable notice and during regular business hours, to inspect and audit all books and records of the Company at their own expense.

ARTICLE VII – TRANSFERS OF MEMBERSHIP INTERESTS

7.01 Restrictions on Transfer. No Member shall sell, assign, transfer, pledge, hypothecate, or otherwise dispose of all or any part of its Membership Interest without the prior written consent of the other Members, which consent may be withheld in its sole discretion. Any such transfer shall also require prior written notice to PLUM and compliance with any requirements under the PLUM MVNO agreement. Any attempted transfer in violation of this provision shall be void ab initio.

7.02 Permitted Transfers. Notwithstanding the above, a Member may transfer its interests to: (i) a wholly-owned affiliate; (ii) the other Member; (iii) any direct, wholly-owned subsidiary or parent entity of such Member; or (iv) in connection with a merger, acquisition, or sale of all or substantially all of such Member’s assets.

7.03 Unanimous Consent. Any new Member must (i) receive the unanimous written consent of all existing Members, (ii) execute a Joinder Agreement in the form reasonably acceptable to the Members agreeing in writing to be bound by all terms and conditions of this Agreement, and (iii provide satisfactory evidence of their financial capability and regulatory compliance history.

ARTICLE VIII – LIABILITY AND INDEMNIFICATION

8.01 Members shall not be personally liable for any debts, obligations, or liabilities of the Company, whether arising in contract, tort, or otherwise, solely because of being a Member of the Company. However, this limitation of liability shall not affect a Member’s obligation to fulfill their capital contribution commitments or liability for breach of this Agreement or any fiduciary duties.

8.02 Indemnification.

(a) The Company shall indemnify any Member, officer, employee, or agent who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, provided that such Person acted in good faith and in a manner reasonably believed to be in the best interests of the Company, because such Person is or was acting on behalf of the Company within the scope of their authorized duties, against expenses (including reasonable attorneys’ fees and costs), judgments, fines, penalties, and amounts paid in settlement actually and reasonably incurred by such Person, including advancement of such expenses upon receipt of an undertaking to repay such amounts if it is ultimately determined that such Person is not entitled to indemnification; provided, however, that no indemnification shall be provided for any person concerning any matter in which they have been finally adjudicated by a court of competent jurisdiction (after exhaustion of all appeals) to have acted with gross negligence, willful misconduct, bad faith, or in violation of securities laws or regulations. The Company’s indemnification obligations shall be primary, provided that the Company shall be entitled to reimbursement from any applicable insurance coverage to the extent of payments made by the Company under this indemnification provision.

(b) Indemnification shall not be provided for any person who is found to have engaged in: (i) Acts of gross negligence or willful misconduct, (ii) breaches of this Agreement, (iii) criminal or fraudulent conduct, and (iv) self-dealing, breach of fiduciary duty, or violation of any applicable laws or regulations

8.03 Insurance. The Company shall maintain such insurance policies as are customary and commercially reasonable for the nature and scope of its business, operations, assets, liabilities, and risks. The Company shall provide certificates of insurance and copies of policies to Members annually upon request.

ARTICLE IX – DISSOLUTION

The Company may be dissolved upon: (i) written consent of the Members or (ii) wind-down under Article XIII of this Agreement.

ARTICLE X – AMENDMENTS

Any amendment to this Agreement shall require consent of a super-majority in interest of the Members.

ARTICLE XI – PROVISIONS UNIQUE TO JOINT VENTURE

11.01 Company Name and DBA. The Company’s legal name shall be World Mobile LLC, which shall operate publicly as “World Mobile” subject to all necessary trademark and fictitious name registrations.

11.02 Wind-Down Event. If there is a material breach of the PLUM agreement, if any material regulatory compliance violations occur, a breach by Cuentas of its contribution agreement or upon unanimous consent of the members, the Company shall wind-down as follows, in the following order of priority:

(i) Return of $300,000 to WMG.

(ii) Customer bifurcation by origin, with all customers acquired through Cuentas’s existing relationships or brand reverting to Cuentas, with Cuentas retaining all customers acquired through its MVNO operations, marketing efforts, or existing relationships before or during the joint venture.

(iii) Reversion of all MVNO assets/IP to Cuentas, including any improvements, modifications, or derivative works created during the term of this Agreement, along with all customer data, market intelligence, and operational knowledge gained during the joint venture.

WMG shall be required to certify in writing the complete transfer and deletion of all such information from their systems.

11.03 MVNO Brands. The Company shall have the right to establish up to five (5) Cuentas MVNO brands. WMG shall designate three (3) brands, Cuentas shall designate one (1) brand (which shall be Cuentas Mobile) and one (1) brand is subject to the joint mutual consent of WMG and Cuentas. All such brands shall be run on the World Mobile chain. Cuentas shall receive most favored nation treatment for its two brands, entitling it to rates, terms, conditions, and operational support that are no less favorable than those afforded to WMG for its allocated brands.

11.04 WMG Customer Acquisition. Notwithstanding the foregoing, WMG has the right to purchase customers developed through the Company for [***] per customer in its sole discretion.

11.05 Division of Sale Proceeds. If the MVNO is sold to or acquired by a third party with aggregate gross sale proceeds greater than $20M, WMG and Cuentas will share the net proceeds as follows:

[***]

In the event that such aggregate gross proceeds are less than [***], then the net proceeds shall be shared [***]% to WMG and [***]% to Cuentas, subject to adjustment for any additional members.

ARTICLE XII – GENERAL PROVISIONS

12.01 Governing Law. This Agreement will be governed by, construed in accordance with, and enforced under, the laws of the State of Delaware, without regard to the principles of conflicts of law of such state.

12.02 Dispute Resolution; Binding Expedited Arbitration.

(a) Mediation. The parties shall mediate in person in Dover, DE or via secure internet video conference involving their respective principals and counsel any disputes arising from or relating to the Company and the Members under this Agreement within twenty (20) business days of receipt from a Member of the existence of a dispute. The written dispute notice shall detail the specific dispute, including all relevant facts, legal basis for the claim, and the Member’s position. It shall be delivered to all Members via certified mail or overnight courier. In person or via Zoom mediation, each Member shall use their best good faith to resolve the dispute in a consensual manner that is in the Company’s best interest.

(b) Binding Arbitration as Exclusive Legal Remedy. Within ten (10) business days of the mediation proving unsuccessful, the Members shall prepare and submit their respective arbitration statement not to exceed five pages of written text, excluding relevant exhibits, and jointly to a single arbitrator with the American Arbitration Association with expertise in this industry for resolution. The arbitrator will set a brief non-evidentiary hearing of not more than one hour in length within ten (10) business days of receipt of the arbitration statements. The arbitrator shall issue a final and binding order, subject only to the limited grounds for review permitted under the Federal Arbitration Act or Delaware law, within ten (10) business days of the hearing. The Members shall promptly comply with the arbitrator’s ruling, and either party may seek judicial confirmation and enforcement of the award as provided under applicable law. This arbitration is intended by the parties to be the sole and exclusive method of resolving any disputes related to or arising from this Agreement or the Members’ performance under this Agreement. This arbitration provision is to be enforced as broadly as possible to effectuate the parties’ intent to quickly and economically avoid legal proceedings that could otherwise render the Company incapable of operating. The Arbitration will be under the American Arbitration Association in Dover, Delaware.

(c) The prevailing party shall be entitled to its reasonable attorney’s fees and costs, including having the losing party pay for the full costs of the arbitrator and arbitration.

(d) Each party hereby knowingly, voluntarily, and intentionally waives any right it may have to a trial by jury in respect of any litigation arising out of or relating to this Agreement or to bring any dispute between the Members to any court of law anywhere in the world.

12.03 No Third-Party Beneficiaries. Except as expressly provided herein, there are no third-party beneficiaries under this Agreement, and no person or entity other than the parties shall have any rights, benefits, or remedies. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person or entity other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit, or remedy of any nature under or by reason of this Agreement is for the sole benefit of the parties hereto and their respective permitted successors and assigns, and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or because of this Agreement.

12.04 Entire Agreement. This Agreement constitutes the entire agreement between the parties about the subject matter. It supersedes the parties’ prior agreements, understandings, negotiations, and oral or written discussions.

12.05 Amendments And Waivers. No amendment, supplement, modification, waiver, or termination of this Agreement and, unless otherwise expressly specified, no consent or approval by any party, will be binding unless executed in writing by all parties. Any failure to enforce any provision of this Agreement shall not constitute a waiver of any rights under such provision or any other provision of this Agreement.

12.06 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original and constitute the same instrument.

12.07 Time of Essence. The parties acknowledge and agree that time is strictly of the essence concerning every term, condition, obligation, and provision. That failure to timely perform any of the terms, conditions, obligations, or provisions hereof by either party shall constitute a material breach of and a non-curable (but waivable) default under this Agreement by the party so failing to perform, provided however that payment obligations may be cured within five (5) business days of written notice of default.

[SIGNATURE BLOCK TO FOLLOW]

IN WITNESS WHEREOF, the undersigned have executed this Operating Agreement as of the date first above written.

CUENTAS INC.

By:	/s/ Shalom Arik Maimon
Name:	Shalom Arik Maimon
Title:	Chief Executive Officer
Date:	April 24, 2025

WORLD MOBILE GROUP LTD.

By:	/s/ Charles Barnett
Name:	Charles Barnett
Title:	Director
Date:	April 23, 2025

SCHEDULE A – MEMBERSHIP INTERESTS

Member Name	Percentage	Contribution
Cuentas Inc.	51%	$300,000 (via Cuentas MVNO asset transfer)
World Mobile Group Ltd.	49%	$300,000